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Exhibit 99.1

Director

NEWS
ACCESS ANYTIME BANCORP, INC.

For Immediate Release:
(Albuquerque, New Mexico) April 30, 2004

THI HONORABLE GARREY CARRUTHERS ELECTED TO THE BOARD OF DIRECTORS

The Board of Directors of the Company elected this date The Honorable Garrey Carruthers to serve as a Director and member of the Company's Audit Committee for a three year term. This action increased the Board of Directors to eleven members. Norm Corzine, Chairman of the Board stated "we are pleased to announce Dr. Carruthers addition to our Board. His years of experience, education and economic development activities in New Mexico will be of great help to our institution. Our current expansion to the Las Cruces market will greatly be enhanced by his leadership in southern New Mexico".

Garrey E. Carruthers is Dean of New Mexico State University's College of Business Administration and Economics, former president of the Cimarron Health Plan, and served as governor of New Mexico from 1987 through 1990. Dr. Carruthers is a past director of the Las Cruces Chamber of Commerce, serves on the boards of New Mexico Business Roundtable for Education Excellence, New Mexico Association of Commerce and Industry, and the New Mexico Boys and Girls Ranches, and the New Mexico Tax Institute.

He has been president and CEO of the Cimarron Health Plan since 1993. He served as governor of New Mexico from 1987 to 1990 and was a professor in the Department of Agricultural Economics and Agricultural Business at New Mexico State before running for governor.

Carruthers earned his bachelor's and master's degrees at New Mexico State and his Ph.D. in economics at Iowa State University in 1968. He joined the NMSU faculty in 1968 and remained at the university until 1985.

He was an Assistant U.S. Secretary of The Interior from 1981 to 1984. During 1974 and 1975 he served as special assistant to the U.S. Secretary of Agriculture.

From 1976 to 1978 he was director of the New Mexico Water Resources Research Institute at NMSU.

He had been president of the New Mexico Association of Health Plans, a member of the New Mexico Education and Accountability Task Force, and co-founder and chairman of the board of the New Mexico Business Roundtable for Education Excellence. He also is a founding director of the National Center for Public Policy and Higher Education and a founding board member of Think New Mexico.

In addition, at the annual shareholders meeting this April 30th, Directors' Richard H. Harding, Kenneth Huey, Jr., and Thomas W. Martin, III were re-elected to serve a three year term on the Board of Directors.

Contact:	NR Corzine, Chairman, Chief Executive PO Box 16810 Albuquerque, New Mexico 87191-6810 Phone 505-299-0900

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  Exhibit 99.1